EXHIBIT 8.1



                    [FORM OF McCARTER & ENGLISH TAX OPINION]


                             MCCARTER & ENGLISH, LLP
                                ATTORNEYS AT LAW
                               FOUR GATEWAY CENTER
                               1OO MULBERRY STREET
                                  P.O. BOX 652
                              NEWARK, NJ O71O1-O652
                                 (973) 622-4444
                            TELECOPIER (973) 624-7O7O

CHERRY HILL, NJ                                                   BOCA RATON, FL
NEW YORK, NY                                                      WILMINGTON, DE
                                                                PHILADELPHIA, PA

                                                               December 31, 1997

American Corporate Receipts, Inc.,
  as Depositor
45 Essex Street
Millburn, New Jersey 07041



Gentlemen:

            We are acting as special tax counsel to American Corporate Receipts, Inc., as Depositor (the "Depositor"), in connection with the proposed issuance of one or more Series of trust receipts (the "Receipts") pursuant to Registration Statement No. 33- 39333 on Form S-3 ( the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). Capitalized terms not defined herein have the same meanings given them in the Registration Statement.


            Our opinion regarding anticipated federal income tax consequences to the purchasers of Receipts is based on statutes, regulations, rulings and court decisions now in effect. Because no final regulations, rulings or court decisions have been issued that provide definitive interpretations of section 1286 of the Internal Revenue Code of 1986, as amended (the "Code") and the interrelationship between section 1286 of the Code with certain Treasury regulations promulgated under sections 1272, 1273, and 1275 of the Code in this context, substantial

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American Corporate Receipts, Inc.
December 31, 1997
Page 3

uncertainty exists in the application of these provisions. The opinions expressed herein are therefore subject to clarification or modification.

            Based  on the  foregoing  and  on  our  review  of  such  documents,
statutes,   regulations,   rulings,  and  court  decisions  as  we  have  deemed
appropriate, we are of the opinion that:

            1. The Trust will be  classified as a grantor trust under subpart E,
Part I of subchapter J of the Code and not as a partnership or an association taxable as a corporation.

            2. The Receipts will be considered "stripped bonds" or "stripped coupons," as appropriate, and a Receipt (whether purchased by a purchaser in an original sale or in a subsequent transaction) will be treated, under section 1286 of the Code, solely for purposes of applying the original issue discount rules of the Code to such purchaser, as if the Receipt held by such purchaser was issued on the purchase date with original issue discount.

            3. The Coupon Receipts will be treated as "stripped coupons," within the meaning of section 1286 of the Code. Original issue discount (as defined below) with respect to a Coupon Receipt will equal the excess of the amount payable at maturity of the Coupon Receipts over the purchase price of such Coupon Receipts.

             4. The Principal Receipts, other than possibly the Callable Principal Receipts, will be treated as "stripped bonds," within the meaning of section 1286 of the Code. Original issue discount with respect to a Principal Receipts will equal the excess of the amount payable at maturity of the Principal Receipts over the purchase price of such Principal Receipts.

            5. For purposes of calculating original issue discount and gain or loss on disposition, the Callable Principal Receipts should be treated as a single "stripped bond" (rather than multiple debt components representing separate rights to receive principal and to receive interest on each semiannual interest payment date subsequent to the first optional call date thereof, for which tax basis must be separately allocated and original issue discount separately calculated). In the event that the scheduled maturity date of a particular Callable Principal Receipt is properly treated as the maturity date of such Receipts for purposes of the original issue discount rules, such Callable Principal Receipts should be regarded as evidencing a single "installment obligation", within the meaning of the regulations promulgated by the U.S. Treasury with respect to original issue discount. This treatment is based on an interpretation of the interrelationship between section 1286 of the Code and certain Treasury regulations promulgated under sections 1272, 1273, and 1275 of the Code and is not free from doubt. It is uncertain whether the scheduled maturity date of a particular Callable Principal Receipts will be viewed as the maturity date of such Callable Principal Receipts for purposes of the original issue discount rules (e.g., determination of yield to maturity and amount payable at maturity), particularly where on the date of purchase of such Callable Principal Receipts objective market factors suggest that in the absence of any market change, it can be expected to be in the economic interest of the issuer of the Bond to call such

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American Corporate Receipts, Inc.
December 31, 1997
Page 4

Bond on a date prior to scheduled maturity. It is likely that future regulations adopted by the U.S. Treasury pursuant to its specific grant of regulatory authority under section 1286 of the Code with respect to stripped rights with call options will address this question.

            6. In the case of Callable Principal Receipts with respect to which the Bond is required to be redeemed prior to its stated maturity date, original issue discount and yield to maturity will likely be required to be calculated by taking into account events that have occurred prior to the purchase date of such Callable Principal Receipts and therefore, as if the date on which the redemption is to take place and the redemption price were the maturity date and amount payable at maturity, respectively.

            7. A purchaser's tax basis in a Receipt will equal the purchase price for such Receipt increased by the portion of the original issue discount accrued on such Receipt during the period such purchaser owns the Receipt and, in the case of a Callable Principal Receipt, if properly treated as an installment obligation maturing on the scheduled maturity date, reduced by any payments actually received prior to maturity. Gain or loss on sale or at maturity of a Receipt will be equal to the difference between the amount realized in such sale or at maturity and the owner's tax basis at the time of sale or at maturity and will be taxable capital gain or loss, if the Receipts are held as capital assets. No gain or loss will be realized by a purchaser of holding such Receipts until maturity.

            No opinion is expressed as to any other consequence, for federal income tax purposes, of ownership of Receipts. Moreover, no opinion is expressed with respect to the treatment of Receipts for purposes of state or local income taxes, or any other federal or state law, unless specifically provided herein.



                                                    Very truly yours,


                                                    /s/ McCarter & English, LLP